                                                           EXHIBIT 99(a)(10)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is made in the United States solely by the Offer to Purchase dated August 4, 1997, the Letter of Transmittal, the Form of Acceptance and related materials and is not being made to, nor will acceptances be accepted from or on behalf of, holders of Central Transport Rental Group Shares or Central Transport Rental Group ADSs evidenced by Central Transport Rental Group ADRs in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those US jurisdictions whose securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of General Electric Capital Corporation by Lazard Freres & Co. LLC or one or more registered brokers or dealers which are licensed under the laws of those jurisdictions.

                     Notice of Recommended Cash Offer by
                        Lazard Brothers & Co., Limited
                                 on behalf of
                      General Electric Capital Corporation
            (a wholly-owned subsidiary of General Electric Company)
                       to acquire the whole of the issued
                       and to be issued share capital of
                       Central Transport Rental Group plc

Lazard Brothers & Co., Limited, acting in the United States through Lazard Freres & Co. LLC, on behalf of General Electric Capital Corporation ("Offeror"), is offering to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 4, 1997 (the "Offer to Purchase"), the related Letter of Transmittal and the related Form of Acceptance (as defined in the Offer to Purchase) (collectively, the "Offer"), (i) all outstanding ordinary shares of 1 pence each ("CTR Shares") of Central Transport Rental Group plc ("CTR") for 16 pence per CTR Share in cash and (ii) all outstanding American Depositary Shares of CTR, each representing three CTR Shares ("CTR ADSs") and evidenced by American Depositary Receipts ("CTR ADRs"), for 48 pence per CTR ADS in cash. CTR Shares and CTR ADSs evidenced by CTR ADRs are referred to collectively as "CTR Securities."

THE INITIAL OFFER PERIOD WILL EXPIRE AT 3:00 P.M. (LONDON TIME), 10:00 A.M. (NEW YORK CITY TIME), ON SEPTEMBER 2, 1997, UNLESS EXTENDED (THE "INITIAL OFFER PERIOD"). AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS (THE "SUBSEQUENT OFFER PERIOD"). HOLDERS OF CTR SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD, EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES. The Board of CTR, which has been so advised by Morgan Grenfell & Co., Limited ("Deutsche Morgan Grenfell"), its financial advisor, has stated that it considers the


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terms of the Offer to be fair and reasonable. In providing advice to the Board of CTR, Deutsche Morgan Grenfell has taken account of the commercial assessments of the directors of CTR. The directors of CTR have unanimously recommended all holders of CTR Securities to accept the Offer, as certain directors have irrevocably undertaken to do in respect of their personal holdings of CTR Shares and options in respect of CTR Shares.

The Offer is conditional on, among other things, valid acceptances being received (and not, where permitted, withdrawn) by the expiration of the Initial Offer Period (or such later time(s) and/or date(s) as Offeror may, subject to the City Code, decide) in respect of not less than 90 per cent. in nominal value of CTR Securities to which the Offer relates, or such lesser percentage as Offeror may decide, provided that such condition (the "Acceptance Condition") shall not be satisfied unless (i) Offeror and its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, CTR Securities carrying in the aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of CTR and (ii) all other conditions of the Offer have been satisfied or, where permitted, waived. Offeror expects that it will reduce the percentage of CTR Securities required to satisfy the Acceptance Condition at some time prior to all of the conditions being satisfied or, where permitted, waived. At least five business days prior to any such reduction, Offeror will announce that it has reserved the right to reduce the Acceptance Condition. Offeror will disseminate its intention through a press release and such other methods reasonably designed to inform shareholders, including placing an advertisement in a newspaper of national circulation in the United States. Such press release will state the percentage to which the Acceptance Condition may be reduced and clearly indicate that during such period of five business days, holders of CTR Securities who have tendered in the Offer will continue to have withdrawal rights. Offeror will not make such an announcement unless Offeror believes there is a significant possibility that sufficient CTR Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of CTR Securities who are not willing to accept the Offer if the Acceptance Condition is reduced to the minimum permitted level should either not accept the Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by Offeror of its reservation of the right to reduce the Acceptance Condition. Other conditions of the Offer are set out in Part A of Appendix I of the Offer to Purchase.

Offeror reserves the right (but will not be obliged) at any time to extend the Initial Offer Period, provided that Offeror may not extend the Initial Offer Period beyond October 3, 1997 without the consent of the Panel on Takeovers and Mergers of the UK (the "Panel"). Offeror reserves the right to secure the Panel's approval to extend the final date for expiration of the Initial Offer Period to such later date as the Panel may agree. A public announcement of any such extension will be made no later than 8:30 a.m. (London time) in the UK and by 8:30 a.m. (New York City time) in the US on


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the next business day after the previously scheduled expiration of the Initial
Offer Period.

If all of the conditions are satisfied or, where permitted, waived at the expiration of the Initial Offer Period, the consideration for CTR Securities purchased pursuant to the Offer will be paid (i) in the case of valid and complete acceptances received complete in all respects by the the end of the Initial Offer Period, including any extensions, promptly after such date and
(ii) in the case of acceptances received complete in all respects during the Subsequent Offer Period, promptly after such receipt. In all cases, payment for CTR Securities purchased pursuant to the Offer will be made only after timely receipt by either the US Depositary or the UK Receiving Agent, as the case may be, of (i) certificates representing CTR Shares, CTR ADRs representing CTR ADSs, or (only in the case of CTR ADSs) timely confirmation of a book-entry transfer of such CTR ADSs evidenced by CTR ADRs into the US Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase; (ii) the Letter of Transmittal (in the case of acceptances relating to CTR ADSs) or Form of Acceptance (in the case of acceptances relating to CTR Shares), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer of CTR ADSs evidenced by CTR ADRs, an Agent's Message (as defined in the Offer to Purchase)); and (iii) any other documents required by the Letter of Transmittal or Form of Acceptance. Although the Offer price is denominated in pounds sterling, accepting holders of CTR Shares who so wish may elect to receive US dollars, in which case the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable by the relevant payment agent (either the US Depositary or the UK Receiving Agent) on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by Offeror to the relevant payment agent for delivery to the relevant holders of CTR Shares. A holder of CTR Shares may receive such amount in US dollars on such basis only in respect of the whole of his holding of CTR Shares in respect of which he accepts the Offer. Unless they elect to receive pounds sterling, CTR ADS holders will receive consideration converted into US dollars as described above, as if such holders of CTR ADSs had elected to receive US dollars.

If, as a result of the Offer and subject to certain conditions, Offeror receives acceptances of the Offer in respect of CTR Securities representing at least 90 per cent. in value of CTR Securities to which the Offer relates, then provided such requirement is achieved within four months of August 4, 1997, Offeror will be entitled and intends to effect the compulsory acquisition procedures provided for in Sections 428 to 430F of the Companies Act 1985 (as amended) of England and Wales to entitle or bind the Offeror to acquire any outstanding CTR Securities on the same terms as provided in the Offer, in accordance with the relevant procedures and time


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limits described in such Act.

If a holder of CTR ADSs wishes to accept the Offer in respect of CTR ADSs and CTR ADRs evidencing such CTR ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiration of the Subsequent Offer Period, such holder's acceptance of the Offer in respect of CTR ADSs may nevertheless be effected by following the guaranteed delivery procedures set forth in the Offer to Purchase.

Except as described below and in the Offer to Purchase, tenders of CTR Securities are irrevocable. CTR Securities tendered pursuant to the Offer may be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period, except in certain limited circumstances. To be effective, a written notice of withdrawal must be received by the party (either the UK Receiving Agent or the US Depositary) to whom the acceptance was originally sent at one of the addresses set forth in the Offer to Purchase and must specify the name of the person who has tendered the CTR Securities, the number of CTR Securities to be withdrawn and (if a CTR Share certificate or CTR ADR has been tendered) the name of the registered holder of CTR Securities, if different from the name of the person who tendered such CTR Securities. In respect of CTR ADSs, if CTR ADRs have been delivered or otherwise identified to the US Depositary then, prior to the physical release of such CTR ADRs, the serial numbers shown on such CTR ADRs must be submitted and, unless CTR ADSs evidenced by such CTR ADRs have been delivered by an Eligible Institution (as defined in Instruction 1 of the Letter of Transmittal) or by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If CTR ADSs evidenced by CTR ADRs have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn CTR ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Offeror, whose determination (except as required by the Panel) shall be final and binding.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the US Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase, the Letter of Transmittal and the Form of Acceptance are being mailed to holders of record of CTR Securities and are being furnished to brokers, dealers, commercial banks, trust companies and similar persons, whose names or the names of whose nominees appear as holders of record for subsequent transmittal to beneficial owners of CTR Securities.

The Offer to Purchase and related materials contain important information which

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should be read carefully in their entireties before any decisions are made with respect to the Offer.

Deutsche Morgan Grenfell, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for CTR and for no one else in connection with the Offer and will not be responsible to anyone other than CTR for providing the protections afforded to its customers nor for giving advice in relation to the Offer. Requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal, the Form of Acceptance and all other Offer materials may be directed to the Dealer Manager or the Information Agent as set forth below, and copies will be furnished promptly at Offeror's expense.

                 The Information Agent for the Offer is:

                    [Georgeson & Company Inc. Logo]
                           Wall Street Plaza
                       New York, New York 10005
            Banks and Brokers Call Toll Free: (800) 445-1790
                All Others Call Toll Free: (800) 223-2064

                  The Dealer Manager for the Offer is:
                        LAZARD FRERES & CO. LLC
                          30 Rockefeller Plaza
                        New York, New York 10020
                   (212) 632-6717 within New York City

August 4, 1997


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